Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS
THIRD QUARTER 2012 FINANCIAL RESULTS

St. Louis, November 1, 2012 -- Furniture Brands International (NYSE: FBN) today announced financial results for the third quarter ended September 29, 2012.

•	Net sales of $255.6 million, down 0.9% as compared to the third quarter of 2011

•	Gross margin of 21.2% as compared to 22.3% reported in the third quarter of 2011

•	SG&A of $70.1 million as compared to $75.0 million in the third quarter of 2011

Mr. Ralph Scozzafava, Chairman and CEO stated, “Sales for the quarter were slightly below the year ago period and we saw an improving shipment trend through the quarter. Encouragingly, our order activity for the third quarter showed improvement on both a sequential and year over year basis enabling us to carry an increased order backlog into the fourth quarter. Our new product introductions are resonating with customers and helping us gain incremental distribution as well as replace older products at retail. In addition, the new financing package that we recently secured greatly improves our borrowing capacity and financial flexibility, enabling us to continue to pursue our strategy to drive sales, improve efficiencies and make opportunistic investments in our business.”

Net sales for the three months ended September 29, 2012 were $255.6 million compared to $258.0 million in the three months ended September 30, 2011, a decrease of $2.4 million, or 0.9%. Third quarter 2012 retail sales at the 48 Thomasville company-owned stores totaled $24.9 million compared with sales of $26.7 million at 49 Thomasville company-owned stores in the prior year period. Third quarter same-store sales at the 45 Thomasville stores that the company has owned for more than 15 months were down 4% compared to the third quarter of 2011 when same-store sales increased by 5%.

Gross profit for the third quarter of 2012 was $54.2 million and included $1.9 million in charges from inventory write-downs related to product rationalization, resulting in a gross margin of 21.2%. Gross profit for the third quarter of 2011 was $57.5 million and included $2.8 million in charges associated with cost reduction initiatives, resulting in a gross margin of 22.3%. Excluding the charges above, the decrease in third quarter 2012 gross margin when compared to the year ago period was primarily due to discounts, including the additional clearance of older inventory and product that is being replaced.

Selling, general and administrative expenses (SG&A) for the third quarter of 2012 totaled $70.1 million and included $3.1 million in charges associated with increased environmental reserves. SG&A expenses for the third quarter of 2011 totaled $75.0 million and included $4.7 million in charges related to cost reduction activities. Excluding the charges above, the decrease in SG&A was primarily due to lower expenses resulting from prior cost reduction activities.

The Company had an operating loss of $15.8 million in the third quarter of 2012 as compared to an operating loss of $26.5 million in the prior year period. In addition to the charges described above, the third quarter 2011 operating loss also included a $9.0 million intangible asset impairment charge.

Interest expense for the third quarter of 2012 was $1.8 million as compared to $0.9 million in the prior year period. The increase in interest expense was primarily due to the previously announced debt refinancing which resulted in a write-off of capitalized fees of $0.9 million related to the company's old credit agreement.

For the third quarter of 2012, Furniture Brands reported a net loss of $18.0 million which includes a $5.9 million after-tax impact from the aforementioned items. This compares to a net loss of $24.5 million in the third quarter of 2011, which includes a $13.4 million after-tax impact from the aforementioned items.

Net loss on a per share basis for the third quarter of 2012 was $0.33 as compared to a net loss per share of $0.45 in the third quarter of 2011.

The Company ended the quarter with a cash balance of $15.5 million and a debt balance of $83.3 million.

Upcoming Investor Event
A conference call will be held to discuss third quarter results at 7:30 a.m. (Central Time) on November 1, 2012. Those wishing to participate should call 1-866-831-6243 (domestic calls) or 617-213-8855 (international calls) and reference passcode 73252680. The call can also be accessed in the Upcoming Investor Events section of the company's website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay through 11:00 p.m. (Central Time) on November 8, 2012. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 72179158.

About Furniture Brands

Furniture Brands International, Inc. (NYSE:FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line, independent retailers and mass merchant stores.  Furniture Brands' portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith, La Barge, and Creative Interiors. To learn more about the company, visit: furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 30, 2011	September 29, 2012	September 30, 2011
Net sales	$255,639	$258,047	$808,371	$852,128
Cost of sales	201,399	200,506	618,681	643,623
Gross profit	54,240	57,541	189,690	208,505
Selling, general, and administrative expenses	70,064	74,995	209,898	233,849
Impairment of trade names	—	9,000	—	9,000
Operating loss	(15,824)	(26,454)	(20,208)	(34,344)
Interest expense	1,798	862	3,388	2,581
Other income, net	38	23	341	918
Loss before income tax expense (benefit)	(17,584)	(27,293)	(23,255)	(36,007)
Income tax expense (benefit)	397	(2,747)	1,117	(1,754)
Net loss	$(17,981)	$(24,546)	$(24,372)	$(34,253)
Net loss per common share:
Basic and diluted:	$(0.33)	$(0.45)	$(0.44)	$(0.62)
Weighted average shares of common stock outstanding:
Basic and diluted:	55,212	54,990	55,128	54,909

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$15,512	$25,387
Receivables, less allowances of $10,795 ($10,413 at December 31, 2011)	120,282	107,974
Inventories	259,761	228,155
Prepaid expenses and other current assets	11,830	9,490
Total current assets	407,385	371,006
Property, plant, and equipment, net	106,742	115,803
Trade names	77,508	77,508
Other assets	53,945	50,179
	$645,580	$614,496
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140,028	$85,603
Accrued expenses	53,704	53,551
Total current liabilities	193,732	139,154
Long-term debt	83,335	77,000
Deferred income taxes	20,407	19,330
Pension liability	175,330	185,991
Other long-term liabilities	58,059	60,740
Shareholders’ equity	114,717	132,281
	$645,580	$614,496

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 29, 2012	September 30, 2011
Cash flows from operating activities:
Net loss	$(24,372)	$(34,253)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	14,754	16,726
Compensation expense related to stock option grants and restricted stock awards	1,740	1,832
Impairment of trade names	—	9,000
Other, net	1,867	(782)
Changes in operating assets and liabilities:
Accounts receivable	(12,712)	4,437
Income taxes receivable	405	482
Inventories	(31,606)	812
Prepaid expenses and other assets	(1,678)	754
Accounts payable and other accrued expenses	54,835	2,361
Deferred income taxes	819	(2,863)
Other long-term liabilities	(7,197)	(5,994)
Net cash used by operating activities	(3,145)	(7,488)
Cash flows from investing activities:
Additions to property, plant, equipment, and software	(4,964)	(24,049)
Proceeds from the disposal of assets	197	3,119
Net cash used in investing activities	(4,767)	(20,930)
Cash flows from financing activities:
Payments of long-term debt	(77,000)	—
Payments for debt issuance costs	(8,366)	(2,423)
Proceeds from the issuance of the term loan	50,000	—
Proceeds from the issuance of long term debt	33,335	—
Other	68	68
Net cash used by financing activities	(1,963)	(2,355)
Net decrease in cash and cash equivalents	(9,875)	(30,773)
Cash and cash equivalents at beginning of period	25,387	51,964
Cash and cash equivalents at end of period	$15,512	$21,191
Supplemental disclosure:
Cash refunds for income taxes, net	$147	$340
Cash payments for interest expense	$2,691	$2,223

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended
	September 29, 2012	September 30, 2011	September 29, 2012	September 30, 2011
Net sales	$24,945	$26,668	$8,696	$9,258
Cost of sales	14,533	15,249	5,510	6,220
Gross profit	10,412	11,419	3,186	3,038
Selling, general and administrative expenses — open stores	15,085	15,275	4,036	4,336
Operating loss — open stores (c)	(4,673)	(3,856)	(850)	(1,298)
Selling, general and administrative expenses — closed stores (d)	—	—	526	2,831
Operating loss - retail operations (c)	$(4,673)	$(3,856)	$(1,376)	$(4,129)
Number of open stores and showrooms at end of period	48	49	16	18
Number of closed locations at end of period	—	—	20	26
Same-store-sales (e):
Percentage increase/(decrease)	(4)%	5%	(f)	(f)
Number of stores	45	45

	Thomasville Stores (a)		All Other Retail Locations (b)
	Nine Months Ended
	September 29, 2012	September 30, 2011	September 29, 2012	September 30, 2011
Net sales	$77,981	$82,520	$25,366	$28,821
Cost of sales	45,343	48,383	16,179	18,624
Gross profit	32,638	34,137	9,187	10,197
Selling, general and administrative expenses — open stores	44,732	47,255	12,091	14,502
Operating loss — open stores (c)	(12,094)	(13,118)	(2,904)	(4,305)
Selling, general and administrative expenses — closed stores (d)	—	—	1,942	5,096
Operating loss - retail operations (c)	$(12,094)	$(13,118)	$(4,846)	$(9,401)
Same-store-sales (e):
Percentage increase/(decrease)	(4)%	10%	(f)	(f)
Number of stores	45	48

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

c)	Operating loss does not include our wholesale profit on the above retail net sales.

d)	SG&A - closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

e)
The Thomasville same-store sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.

f)
Same-store-sales information is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands, including six Drexel Heritage stores, one Henredon store, one Broyhill store, and eight designer showrooms at September 29, 2012; and other than designer showrooms, it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.